PROMISSORY NOTE
                                                   $8,140,000.00


August 3, 2001

The Stephan Co.
1850 West McNab Road
Fort Lauderdale, Florida 33309
(Individually and collectively "Borrower")

First Union National Bank
214 North Hogan Street - FL0070
Jacksonville, Florida 32202
(Hereinafter referred to as "Bank")

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of Eight Million, One Hundred Forty Thousand and No/100 Dollars ($8,140,000.00) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this "Note").

SECURITY. Borrower has granted Bank a security interest in the collateral described in the Security Agreement, dated even date herewith, between Bank and Borrower (the "Security Agreement").

INTEREST RATE. Interest shall accrue on the unpaid principal balance of this Note from the date hereof at the 1-year CD Rate plus 0.50% ("Interest Rate"), as determined by Bank prior to the commencement of each consecutive interest period of 1-year (each, an "Interest Period") during the term of the Note. Each Interest Rate shall remain in effect for the entire Interest Period until redetermined for the next successive Interest Period. "CD Rate" is the rate for U.S. dollar 1-year certificates of deposits, as published in the Federal Reserve publication H.15 under the caption "CDs (secondary market)" for the first New York business day of the relevant Interest Period (or if not so reported, then as determined by the Bank from another recognized source or interbank quotation).

INDEMNIFICATION. Borrower shall indemnify Bank against Bank's loss or expense as a consequence of Borrower's failure to make any payment when due under this Note ("Indemnified Loss or Expense").

DEFAULT RATE. In addition to all other rights contained in this Note, if a Default (as defined herein) occurs and as long as a Default continues, all outstanding Obligations shall bear interest at the Prime Rate (as hereinafter defined) plus 3% ("Default Rate"). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full. As used herein, the "Prime Rate" means the fluctuating interest rate published or announced Bank, or its successor, from time to time as its prime rate (which interest rate is purely discretionary and is not necessarily the best or lowest interest rate charged borrowing customers of Bank or its successor).

INTEREST AND FEE(S) COMPUTATION (ACTUAL). Interest and fees, if any, shall be computed on the basis of a calendar year and the actual number of days in the applicable period.

REPAYMENT TERMS. This Note shall be due and payable in consecutive monthly payments of principal of $92,500.00, plus accrued interest, commencing on August 31, 2001, and continuing on the last day of each month thereafter until fully paid. In any event, all principal and accrued interest shall be due and payable on August 2, 2006.

AUTOMATIC DEBIT OF CHECKING ACCOUNT FOR LOAN PAYMENT. Borrower authorizes Bank to debit demand deposit account number 2000011109930 or any other account with Bank designated in writing by Borrower, beginning August 31, 2001 for any payments due under this Note. Borrower further certifies that Borrower holds legitimate ownership of this account and preauthorizes this periodic debit as part of its right under said ownership.

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

DEFINITIONS. Loan Documents. The term "Loan Documents" used in this Note and the other Loan Documents refers to all documents executed in connection with or related to the loan evidenced by this Note and any prior notes which evidence all or any portion of the loan evidenced by this Note, and any letters of credit issued pursuant to any loan agreement to which this
Note is subject, any applications for such letters of credit and any other documents executed in connection therewith or related thereto, and includes, without limitation, a commitment letter that survives closing, a loan agreement, this Note, guaranty agreements, security agreements, security instruments, financing statements, mortgage instruments, any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. Section 101). Obligations. The term "Obligations" used in this Note refers to any and all indebtedness and other obligations under this Note, all other obligations under any other Loan Document(s), and all obligations under any swap agreements (as defined in 11 U.S.C. Section 101) between Borrower and Bank whenever executed. Certain Other Terms. All terms that are used but not otherwise defined in any of the Loan Documents shall have the definitions provided in the Uniform Commercial Code.

LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 10 or more days.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank's right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank's reasonable expenses incurred to enforce or collect any of the Obligations including, without limitation, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.

CURE PERIOD. Except as provided below, a Default based upon Nonpayment, as defined herein, may be cured within 5 days of the date such payment is due and any other Default may be cured within 10 days after written notice thereof is mailed to the Borrower by Bank. The Borrower's right to cure shall be applicable only to curable defaults and shall not apply, without limitation, to Defaults based upon False Warranty or Cessation; Bankruptcy. Borrower shall have the right to cure a Default requiring mailing of notice only once during any 12 month period. Bank shall not exercise its remedies to collect the Obligations except as Bank reasonably deems necessary to protect its interest in collateral securing the Obligations during a cure period.

DEFAULT. If any of the following occurs and is not cured within the applicable Cure Period, a default ("Default") under this Note shall exist:
Nonpayment; Nonperformance. The failure of timely payment or performance of the Obligations or Default under this Note or any other Loan Documents. False Warranty. A warranty or representation made or deemed made in the Loan Documents or furnished Bank in connection with the loan evidenced by this Note proves materially false, or if of a continuing nature, becomes materially false. Cross Default. At Bank's option, any default in payment or performance of any obligation under any other loans, contracts or agreements of Borrower, any Subsidiary or Affiliate of Borrower, any general partner of or the holder(s) of the majority ownership interests of Borrower with Bank or its affiliates ("Affiliate" shall have the meaning as defined in 11 U.S.C. Section 101, except that the term "Borrower" shall be substituted for the term "Debtor" therein; "Subsidiary" shall mean any business in which Borrower holds, directly or indirectly, a controlling interest). Cessation; Bankruptcy. The dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against Borrower, its Subsidiaries or Affiliates, if any. Financial Statements. Borrower fails to perform its obligations under the Section of this Note entitled "ANNUAL FINANCIAL STATEMENTS."

REMEDIES UPON DEFAULT. If a Default occurs under this Note or any Loan Documents, Bank may at any time thereafter, take the following actions:
Bank Lien. Foreclose its security interest or lien against Borrower's accounts without notice. Acceleration Upon Default. Accelerate the maturity of this Note and, at Bank's option, any or all other Obligations, whereupon this Note and the accelerated Obligations shall be immediately due and payable; provided, however, if the Default is based upon a bankruptcy or insolvency proceeding commenced by or against Borrower, all Obligations shall automatically and immediately be due and payable. Cumulative. Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

ANNUAL FINANCIAL STATEMENTS. Borrower shall deliver to Bank, within 120 days after the close of each fiscal year, audited financial statements reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules; all on a consolidated basis with respect to Borrower and its Subsidiaries, Affiliates and parent or holding company, as applicable, and in reasonable detail, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. If audited statements are required, all such statements shall be examined by an independent certified public accountant reasonably acceptable to Bank. The opinion of such independent certified public accountant shall not be acceptable to Bank if qualified due to any limitations in scope imposed by Borrower or any other person or entity. Any other qualification of the opinion by the accountant shall render the acceptability of the financial statements subject to Bank's approval.

FINANCIAL AND OTHER INFORMATION. Borrower shall deliver to Bank such information as Bank may reasonably request from time to time, including without limitation, financial statements and information pertaining to Borrower's financial condition. Such information shall be true, complete, and accurate.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Except as otherwise specifically required under this Note, Borrower waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind.

MISCELLANEOUS PROVISIONS. Assignment. This Note and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank's interests in and rights under this Note and the other Loan Documents are freely assignable, in whole or in part, by Bank. In addition, nothing in this Note or any of the other Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the other Loan Documents or any interest therein to any Federal Reserve Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank's prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Applicable Law; Conflict Between Documents. This Note and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and construed under the laws of the State of Florida without regard to that state's conflict of laws principles. If the terms of this Note should conflict with the terms of any loan agreement or any commitment letter that survives closing, the terms of this Note shall control. Borrower's Accounts. Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower's accounts with Bank and any of its affiliates. Jurisdiction. Borrower irrevocably agrees to non-exclusive personal jurisdiction in the State of Florida. Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Notices. Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower's address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Bank's office address shown above or such other address as Bank may specify in writing from time to time. In the event that Borrower changes Borrower's address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid. Plural; Captions. All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term "person" shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Use of Proceeds. The proceeds of the loan(s) evidenced by this Note shall be used for the commercial purposes of Borrower. Advances. Bank may, in its sole discretion, make other advances which shall be deemed to be advances under this Note, even though the stated principal amount of this Note may be exceeded as a result thereof. Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time thereafter. Deposit Relationship. Borrower shall maintain its primary depository relationship and cash management accounts with Bank.

ARBITRATION. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to the Loan Documents between parties hereto (a "Dispute") shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements. Special Rules. All arbitration hearings shall be conducted in Fort Lauderdale, Florida. A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days.
The expedited procedures set forth in Rule 51 et seg. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein. Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute. Waiver of Exemplary Damages. The parties agree that they shall not have a remedy of punitive or exemplary damages against other parties in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially. Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE.

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

          The Stephan Co.
          Taxpayer Identification Number: 59-0676812


          By: __________________________ (SEAL)
          David Spiegel, Chief Financial Officer

























                        SECURITY AGREEMENT

                                        August 3, 2001

The Stephan Co.
1850 West McNab Road
Fort Lauderdale, Florida  33309
(Individually and collectively "Debtor")

First Union National Bank
214 North Hogan Street - FLOO70
Jacksonville, Florida  32202
(Hereinafter referred to as "Bank")

For value received and to secure payment and performance of any and all obligations of Debtor (also referred to herein as "Borrower") to Bank however created, arising or evidenced, whether direct or indirect, absolute or contingent, now existing or hereafter arising or acquired, and whether or not evidenced by a Loan Document, including swap agreements (as defined in 11 U.S.C. Section 101), future; advances, and all costs and expenses incurred by Bank to obtain, preserve, perfect and enforce the security interest granted herein and to maintain, preserve and collect the property subject to the security interest (collectively, "Obligations"), Debtor hereby grants to Bank a continuing security interest in and lien upon, and for security purposes assigns and transfers to Bank until all of the Obligations are repaid in full, the following described property, whether now owned or hereafter acquired, and any additions, replacements, accessions, or substitutions thereof and all cash and non-cash proceeds and products thereof (collectively, "Collateral"):

All of Debtor's deposit accounts with Bank and affiliates of Bank, including Debtor's certificates of deposit with Bank number(s):
013151131271635 (the "Initial 90 Day CD"), 013151161271642 (the "Initial
180 Day CD"), 013151211271648 (the "Initial 270 Day CD" and 013151231271652
(the "Initial 1 Year CD") (collectively, "Assigned Deposits").

Debtor hereby represents and agrees that:

OWNERSHIP. Debtor owns the Collateral. The Collateral is free and clear of all liens, security interests, and claims except those previously reported in writing to and approved by Bank, and Debtor will keep the Collateral free and clear from all liens, security interests and claims, other than those granted to or approved by Bank. Until all of the Obligations are repaid in full, Bank shall have the entire right and interest in and to the Assigned Deposits. By executing this Security Agreement, Debtor has divested itself of all control over the Assigned Deposits and Bank is entitled to and does possess sole dominion and control over the Assigned Deposits and is entitled to receive the benefits accruing with respect thereto. Except as otherwise specifically set forth below, Debtor surrenders all authority or right to withdraw, collect, receive the benefits of, or otherwise assign or encumber the Assigned Deposits, and authorizes Bank (and each affiliate and branch office of Bank or such affiliate) to treat Bank as the sole and exclusive owner of the Assigned Deposits. At any time while a Default (as hereinafter defined) or any other event which, with the giving of notice, the lapse of time or both, would be a Default has occurred and is continuing, Bank shall reinvest the Assigned Deposits in an investment of Bank's choice following the maturity of the Assigned Deposits. Provided that no Default (as hereinafter defined) or any other event which, with the giving of notice, the lapse of time or both, would be a Default has occurred and is continuing, Bank shall reinvest the proceeds of each 1 Year CD (as hereinafter defined) in the following (each of which shall be deemed an Assigned Deposit under this Agreement and in the following order after eeach 1 Year CD (as hereinafter defined) matures. First: $277,500 (or, if less, the remaining proceeds of such maturing 1 Year CD) in a 90 day certificate of deposit (each, a 'Replacement 90 Day CD'; and together with the Initial 90 Day CD, the "90 Day CDs"), Second: $277,500 (or, if less, the remaining proceeds of such maturing 1 Year CD) in a 180 day certificate of deposit (each, a "Replacement 180 Day CD"; and together with the Initial 180 Day CD, the "180 Day CDs"), Third: $277,500 (or, if less, the remaining proceeds of such maturing 1 Year CD) in a 270 day certificate of deposit (each, a "Replacement 270 Day CD "; and together with the Initial 270 Day CD, the "270 Day CDs"), and Fourth: the remainder, or so much of the remainder as may be required to assure that the remaining outstanding balance of the Obligations is less than the amount of the CDs (as hereinafter defined) remaining as Assigned Deposits following such reinvestment, in a 1 year CD (each, a "Replacement 1 Year CD"; and together with the Initial 1 Year CD, the "l Year CDs"; and the 1 Year CDs together with the 90 Day CDs, the 180 Day CDs and the 270 Day CDs, the "CDs"). Bank shall have no liability to Debtor for any loss incurred in connection with or arising out of any such reinvestment except for loss resulting from Bank's gross negligence or willful misconduct. The assignment evidenced by this Security Agreement is a continuing one and is irrevocable so long as any of the Obligations are outstanding or the Bank shall have any obligations under the Loan Documents and shall terminate only upon payment or other satisfaction in full of all Obligations or Bank's acknowledgment in writing that this Security Agreement has been terminated. Upon termination of this Security Agreement, and to the extent the Assigned Deposits have not been applied in satisfaction of the Obligations, Bank shall reassign the Assigned Deposits to Debtor and return any passbooks, certificates, and other documents in Bank's possession at Debtor's request.

Notwithstanding anything to the contrary set forth in this Security Agreement, so long as (1) no Default (as hereinafter defined) or any other event which, with the giving of notice, the lapse of time or both, would be a Default has occurred and is continuing at such time, and (2) the value of the CDs which will remain as Assigned Deposits exceeds the outstanding amount of the Obligations (in each case following the release set forth below), Bank will (i) promptly release its security interest in (a) each 90 Day CD following its maturity, (b) each 180 Day CD following its maturity, and (c) each 270 Day CD following its maturity, and (ii) permit Debtor to receive the interest earned on the Assigned Deposits at the time such interest accrues on the Assigned Deposits.

NAME AND OFFICES; JURISDICTION OF ORGANIZATION. The name and address of Debtor appearing at the beginning of this Agreement are Debtor's exact legal name and the address of its chief executive office. There has been no change in the name of Debtor, or the name under which Debtor conducts business, within the five years preceding the date hereof except as previously reported in writing to Bank. Debtor has not moved its chief executive office within the five years preceding the date hereof except as previously reported in writing to Bank. Debtor is organized under the laws of the State of Florida and has not changed the jurisdiction of its organization within the five years preceding the date hereof except as previously reported in writing to Bank.

TITLE/TAXES. Debtor has good and marketable title to Collateral and will warrant and defend same against all claims. Debtor will not transfer, sell, or lease Collateral (except as permitted herein). Debtor agrees to pay promptly all taxes and assessments upon or for the use of Collateral and on this Security Agreement. At its option, Bank may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on Collateral. Debtor agrees to reimburse Bank, on demand, for any such payment made by Bank. Any amounts so paid shall be added to the Obligations.

WAIVERS. Debtor waives any and all rights to any bond or security which might be required by applicable law prior to the exercise of any of Bank's remedies against any Collateral. All rights of Bank and security interests hereunder, and all obligations of Debtor hereunder, shall be absolute and unconditional, not discharged or impaired irrespective of (and regardless of whether Debtor receives any notice of): (i) any lack of validity of enforceability of any Loan Document, (ii) any change in the time, manner or place of payment or performance, or in any term, of all or any of the Obligations or the Loan Documents or any other amendment or waiver of or any consent to any departure from any Loan Document; (iii) any exchange, release or non-perfection of any collateral; (iv) any amendment (with Debtor's consent) or Bank's waiver of or Bank's consent to Debtor's departure from any Loan Document or other agreement. To the extent permitted by law, Debtor hereby waives any rights under any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist and which, but for this provision, might be applicable to any sale or disposition of the Collateral by Bank; and any other circumstance which might otherwise constitute a defense available to, or a discharge of Borrower with respect to the Obligations.

NOTIFICATIONS; LOCATION OF COLLATERAL. Debtor will notify Bank in writing at least 30 days prior to any change in: (i) Debtor's chief place of business and/or residence; (ii) Debtor's name or identity; (iii) Debtor's corporate/organizational structure; or (iv) the jurisdiction in which Debtor is organized. In addition, Debtor shall promptly notify Bank of any claims or alleged claims of any other person or entity to the Collateral or the institution of any litigation, arbitration, governmental investigation or administrative proceedings against or affecting the Collateral. Debtor will keep Collateral at the locations) previously provided to Bank until such time as Bank provides written advance consent to a change of location. Debtor will bear the cost of preparing and filing any documents necessary to protect Bank's liens.

FINANCING STATEMENTS, POWER OF ATTORNEY. No financing statement (other than any filed or approved by Bank) covering any Collateral is on file in any public filing office. On request of Bank, Debtor will execute one or more financing statements in form satisfactory to Bank and will pay all costs and expenses of filing the same or of filing this Security Agreement in all public filing offices, where filing is deemed by Bank to be desirable. Bank is authorized to file financing statements relating to Collateral without Debtor's signature where authorized by law. Debtor hereby constitutes and appoints Bank the true and lawful attorney of Debtor with full power of substitution to, following a Default (as hereinafter defined) take any and all appropriate action and to execute any and all documents or instruments that may be necessary or desirable to accomplish the purpose and carry out the terms of this Security Agreement, including, without limitation, to ask, demand, collect, receive, receipt for, sue for, compound and give acquaintance for any and all amounts which may be or become due and payable under the Assigned Deposits; to execute any and all withdrawal requests, receipts or other orders for the payment of money drawn on the Assigned Deposits and to endorse the name of Bank on all instruments given in payment or in partial payment therefor. The foregoing power of attorney is coupled with an interest and shall be irrevocable until all of the Obligations have been paid in full. Neither Bank nor anyone acting on its behalf shall be liable for acts, omissions, errors in judgment, or mistakes in fact in such capacity as attorney-in-fact. Debtor ratifies all acts of Bank as attorney-in-fact. Debtor agrees to take such other actions, at Debtor's expense, as might be requested for the perfection, continuation and assignment, in whole or in part, of the security interests granted herein and to assure Bank's intended priority position. If certificates, passbooks, or other documentation or evidence is/are issued or outstanding as to any of the Collateral, Debtor will cause the security interests of Bank to be properly protected, including perfection by notation thereon or delivery thereof to Bank.

WITHDRAWAL OF ASSIGNED DEPOSITS. Except as otherwise specificallyset forth herein, Debtor shall not be permitted to withdraw funds from or exercise any authority of any kind with respect to the Assigned Deposits. Bank shall have the exclusive authority to withdraw, or direct the withdrawal of, funds from the Assigned Deposits in accordance with the terms of this Agreement. So long as this Agreement remains in effect, the Assigned Deposits will be titled as directed by Bank.

COLLATERAL DUTIES. Bank shall have no custodial or ministerial duties to perform with respect to Collateral pledged except as set forth herein; and by way of explanation and not by way of limitation, Bank shall incur no liability for any of the following: (i) loss or depreciation of Collateral (unless caused by its willful misconduct or gross negligence), (ii) failure to present any paper for payment or protest, to protest or give notice of nonpayment, or any other notice with respect to any paper or Collateral. Bank's sole duty with respect to the custody, safekeeping and physical preservation of any certificate, passbook, or other documentation evidencing the Assigned Deposits in its possession shall be to deal with it in the same manner as it deals with similar property for its own account. Neither Bank, nor any of its employees or agents shall be liable for failure to demand, collect, or realize upon any of the Assigned Deposits or for any delay in doing so.

TRANSFER OF COLLATERAL. Bank may assign its rights in Collateral or any part thereof to any assignee who shall thereupon become vested with all the powers and rights herein given to Bank with respect to the property so transferred and delivered, and Bank shall thereafter be forever relieved and fully discharged from any liability with respect to such property so transferred, but with respect to any property not so transferred, Bank shall retain all rights and powers hereby given; provided, however, that so long as a Default (as hereinafter defined) has not occurred, Bank may only assigns its rights as set forth in this sentence to one of its affiliates.

INSPECTION, BOOKS AND RECORDS. Debtor will at all times keep accurate and complete records covering each item of Collateral, including the proceeds therefrom. Bank, or any of its agents, shall have the right, at intervals to be determined by Bank and without hindrance or delay, at Bank's expense, to make extracts from the books, records, journals, orders, receipts, correspondence and other data relating to Collateral, Debtor's business or any other transaction between the parties hereto. Debtor will at its expense furnish Bank copies thereof upon request.

ATTORNEYS' FEES AND OTHER COSTS OF COLLECTION. Debtor shall pay all of Bank's reasonable expenses incurred in enforcing this Security Agreement and in preserving and liquidating Collateral, including but not limited to, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred with or without the commencement of a suit, trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

DEFAULT. If any of the following occurs, a default ("Default") under this Security Agreement shall exist: Loan Document Default. A default under any Loan Document which is not cured within any applicable cure period. Collateral Loss or Destruction. Any loss in the value of the Collateral. Collateral Sale, Lease or Encumbrance. Any sale or encumbrance of any Collateral not specifically permitted herein without prior written consent of Bank. Levy, Seizure or Attachment. The making of any levy, seizure, or attachment on or of Collateral which is not removed within 10 days. Unauthorized Collection of Collateral. Any attempt to collect, cash in or otherwise recover deposits that are Collateral. Unauthorized Termination. Any attempt to terminate, revoke, rescind, modify, or violate the terms of this Security Agreement without the prior written consent of Bank. Representation. Lender determines that any representations or warranties contained in any Loan Document was incorrect when made.

REMEDIES ON DEFAULT (INCLUDING POWER OF SALE). If a Default occurs, all of the Obligations shall be immediately due and payable, without notice and Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code. Without limitation thereto, Bank shall have the following rights and remedies: (i) to take immediate possession of Collateral, without notice or resort to legal process and retitle the Collateral in Bank's name; (ii) to exercise its right of set-off or bank lien as to any monies of Debtor deposited in accounts of any nature maintained by Debtor with Bank or affiliates of Bank, without advance notice, regardless of whether such accounts are general or special, (iii) to dispose of all or any portion of the Collateral; (iv) to apply toward and set-off against and apply to the then unpaid balance of the Obligations the Assigned Deposits (accelerated to maturity, if necessary), even if effecting such set-off results in a loss or reduction of interest or the imposition of a penalty applicable to the early withdrawal of time deposits; (v) to receive any interest or payments in respect of the Assigned Deposits and apply such amounts and the Assigned Deposits to the Obligations in such manner as Bank, in its sole discretion, may determine.

Bank shall be entitled to apply the proceeds of any of the Collateral, and the payments received by Bank with respect to any of the Collateral, to Obligations in such order and manner as Bank may determine. Borrower may prepay all or any portion of the balance of its $8,140,000.00 Promissory Note (the "Note"), dated August 3, 2001, in favor of Bank at any time without penalty under the Note or this Agreement.

REMEDIES ARE CUMULATIVE. No failure on the part of Bank to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Bank or any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law, in equity, or in other Loan Documents.

MISCELLANEOUS. (i) Amendments and Waivers. No waiver, amendment or modification of any provision of this Security Agreement shall be valid unless in writing and signed by Debtor and an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other Default or of the same Default on a future occasion. (ii) Assignment. All rights of Bank hereunder are freely assignable, in whole or in part, and shall inure to the benefit of and be enforceable by Bank, its successors, assigns and affiliates; provided, however, that so long as a Default (as hereinafter defined) has not occurred, Bank may only assigns its rights as set forth in this sentence to one of its affiliates. Debtor shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Debtor to assign without Bank's prior written consent is null and void. Any assignment shall not release Debtor from the Obligations. This Security Agreement shall be binding upon Debtor, and the heirs, personal representatives, successors, and assigns of Debtor. (iii) Applicable Law; Conflict Between Documents. This Security Agreement shall be governed by and construed under the law of the State of Florida (the "Jurisdiction") without regard to that Jurisdiction's conflict of laws principles, except to the extent that the UCC requires the application of the law of a different jurisdiction. If any terms of this Security Agreement conflict with the terms of any commitment letter or loan proposal, the terms of this Security Agreement shall control. (iv) Jurisdiction. Debtor irrevocably agrees to non-exclusive personal jurisdiction in the State of Florida. (v) Severability. If any provision of this Security Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Security Agreement. (vi) Notices. Any notices to Debtor shall be sufficiently given, if in writing and mailed or delivered to the address of Debtor shown above or such other address as provided hereunder; and to Bank, if in writing and mailed or delivered to Bank's office address shown above or such other address as Bank may specify in writing from time to time. In the event that Debtor changes Debtor's mailing address at any time prior to the date the Obligations are paid in full, Debtor agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid. (vii) Captions. The captions contained herein are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provision hereof. The use of the plural shall also mean the singular, and vice versa. (viii) Binding Contract. Debtor by execution and Bank by acceptance of this Security Agreement, agree that each party is bound by all terms and provisions of this Security Agreement. Representation. Borrower represents and warrants to Lender that each of its employee benefit plans (as defined in the federal Employee Retirement Income Security Act ("ERISA")) meets, as of the date hereof, the minimum funding requirements of ERISA, all applicable regulations promulgated thereunder and the Internal Revenue Code of 1 986, as amended and that no "Prohibited Transaction" or "Reportable Event" (each as defined in ERISA) has occurred with respect to such employee benefit plans.

DEFINITIONS. Loan Documents. The term "Loan Documents" refers to all documents, including this Agreement, whether now or hereafter existing, executed in connection with or related to the Obligations, and may include, without limitation and whether executed by Debtor or others, commitment letters that survive closing, loan agreements, promissory notes, guaranty agreements, deposit or other similar agreements, other security agreements, letters of credit and applications for letters of credit, security instruments, financing statements, mortgage instruments, any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C Section, 101). UCC. "UCC" means the Uniform Commercial Code as presently and hereafter enacted in the Jurisdiction. Terms defined in the UCC. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the UCC and not otherwise defined in this Agreement or any other Loan Document has the meaning given to the term in the UCC. Debtor acknowledges and understands that any such term relating to the description of Collateral may be defined in one or both of (i) the version of Article 9 of the UCC as enacted and in force in the Jurisdiction on the date this Agreement is signed by Debtor or (ii) a revised version of Article 9 of the UCC (substantially in the form of Revised Article 9 (2000 Revision) version thereof promulgated by the National Conference of Commissioners on Uniform State Laws and the American Law Institute) ("Revised Article 9") enacted and in force in the Jurisdiction at any relevant future time. In light of the foregoing, Debtor agrees that, if terms defining items or classes of Collateral change or are added as a result of the enactment of Revised
Article 9 in the Jurisdiction, the meaning to be ascribed to any such term with respect to any particular item or class of Collateral hereunder and the interpretation thereof after the date of such enactment shall be (a) if such term is defined in both versions of Article 9 and such definitions differ, the broader or more encompassing of the two definitions, regardless of duplication, and (b) if such term is defined under only one of the versions of Article 9, the definition in that version.

                   [Signature page to follow]







IN WITNESS WHEREOF, Debtor, on the day and year first written above, has caused this Security Agreement to be executed under seal.

          The Stephan Co.
          Taxpayer Identification Number: 59-0676812


          By:____________________________(SEAL)
          David Spiegel, Chief Financial Officer